EXHIBIT 10.1

March 21, 2005

Rock of Ages Corporation
772 Graniteville Road
Barre, Vermont 05654

Re:     Financial Covenant Waivers

Gentlemen:

     We refer to the Financing Agreement, dated as of December 17, 1997 (as amended, the "Financing Agreement"), among Rock of Ages Corporation, Rock of Ages Kentucky Cemeteries, LLC, Carolina Quarries, Inc., Autumn Rose Quarries, Inc., Pennsylvania Granite Corp., Keith Monument Company LLC, Rock of Ages Memorials Inc. and Sioux Falls Monument Co. (collectively, the "Companies"), the lenders from time to time parties thereto (the "Lenders"), and The CIT Group/Business Credit, Inc., as agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Financing Agreement.

     In view of the Companies' projected expenses with respect to certain matters, the Lenders agree that, notwithstanding anything to the contrary set forth in the Financing Agreement:

    (a)  the expenses incurred by the Companies in connection with the Mize note writedown and a one-time retail charge shall be excluded from EBITDA solely for purposes of calculating Operating Cash Flow for each fiscal quarter set forth below; provided, however, that the aggregate amount of such expenses excluded from EBITDA for any fiscal quarter shall not exceed the lesser of (a) the aggregate amount of such expenses actually incurred by the Companies during the four (4) fiscal quarters ending on the last day of such fiscal quarter or (b) the amount set forth below opposite such fiscal quarter.

Fiscal Quarter Ending On or About	Maximum Exclusion From EBITDA
December 31, 2004 March 31, 2005 June 30, 2005 September 30, 2005	$1,200,000 $1,200,000 $1,200,000 $1,200,000

     (b)  the expenses incurred by the Companies in connection with retail growth marketing and stock option expensing shall be excluded from EBITDA solely for purposes of calculating Operating Cash Flow for the period beginning on January 1, 2005 and ending on September 30, 2006; provided, however, that the aggregate amount of such expenses excluded from EBITDA for any fiscal quarter ending during that period shall not exceed the lesser of (a) the aggregate amount of such expenses actually incurred by the Companies during the four (4) fiscal quarters ending on the last day of such fiscal quarter or (b) $1,600,000.

     (c) the expenses incurred by the Companies in connection with each of the following matters shall be excluded from Capital Expenditures solely for purposes of calculating Operating Cash Flow for each fiscal quarter set forth below: (a) purchase of Illinois and Kentucky real estate for the Reynolds retail group; (b) Methuen, MA real estate purchase; (c) purchase of Memphis, TN area real estate in connection with the acquisition of Crone Monument LLC and Mid South Monument Company; (d) Barre, VT Welcome Center expansion; and (e) Barre, VT Corporate Office addition; provided, however, that the aggregate amount of such expenses excluded from Capital Expenditures for any fiscal quarter shall not exceed the lesser of (a) the aggregate amount of such expenses actually incurred by the Companies during the four (4) fiscal quarters ending on the last day of such fiscal quarter or (b) the amount set forth below opposite such fiscal quarter.

Fiscal Quarter Ending On or About	Maximum Exclusion From Capital Expenditures
December 31, 2004 March 31, 2005 June 30, 2005 September 30, 2005	$2,592,000 $1,828,000 $591,000 $386,000

    (d)  the expenses incurred by the Companies in connection with the Barre, VT Corporate Office addition shall be excluded from Capital Expenditures solely for purposes of calculating Operating Cash Flow for the period beginning on January 1, 2005 and ending on September 30, 2006; provided, however, that the aggregate amount of such expenses excluded from Capital Expenditures for any fiscal quarter ending during that period shall not exceed the lesser of (a) the aggregate amount of such expenses actually incurred by the Companies during the four (4) fiscal quarters ending on the last day of such fiscal quarter or (b) $994,000.

     (e)  the minimum Operating Cash Flow Ratio required to be maintained by the Companies, on a consolidated basis, for each period set forth below shall be the ratio set forth below opposite such period.

Period	Minimum Operating Cash Flow Ratio
four (4) fiscal quarters ending on or about March 31, 2005	.71 to 1.00
four (4) fiscal quarters ending on or about June 30, 2005	.08 to 1.00
four (4) fiscal quarters ending on or about September 30, 2005	.85 to 1.00
Four (4) fiscal quarters ending on or about December 31, 2005, and each period of four (4) fiscal quarters ending thereafter	1.25 to 1.00

     (f)  for purposes of calculating the Operating Cash Flow Ratio for any period, the aggregate amount of cash tax refunds received by the Companies, on a consolidated basis, during such period shall be added to Operating Cash Flow for such period.

      (g)  the aggregate amount of dividends paid by all of the Companies pursuant to Clause G(iii) of Paragraph 10 of Section 7 of the Financing Agreement shall not exceed $193,750 in any fiscal quarter or $775,000 in any fiscal year (with no carry-over of amounts from one quarter or one year to another), subject to all of the other requirements of such Section, Paragraph and Clause.

     In consideration of the waivers contained herein, the Companies hereby agree to deliver to Agent, as soon as possible and in any event no later than the 120th day after the date hereof (the "Delivery Date"), all Real Estate Documentation (as defined in Section Four (b) of the Fifth Amendment to the Financing Agreement) required by Agent in order for Agent to obtain a first mortgage lien for the benefit of the Lenders on the five (5) most valuable (determined by book value) retail locations of the Companies. The Companies' failure to comply with the covenant contained in this paragraph shall constitute an Event of Default. Notwithstanding the foregoing, if on or before the Delivery Date Agent shall have received up-to-date appraisals of the Primary Real Estate Collateral (as defined in Section Four (b) of the Fifth Amendment to the Financing Agreement), in accordance with Section Four (a) of the Ninth Amendment to the Financing Agreement, in form and substance satisfactory to Agent, showing that 80% of the orderly liquidation value of the Primary Real Estate Collateral that has been appraised is equal to at least $34,000,000, then the Companies shall be not be required to take any further action under this paragraph.

     Within 60 days of the date hereof, the Companies shall deliver to Agent an updated listing of all of the Companies' retail locations (after giving effect to all acquisitions and dispositions heretofore made by the Companies). Such listing shall be in such form and contain such information and detail as shall be satisfactory to Agent and shall in any event include the following information for each location: (a) the name and full address; (b) whether such location is owned or leased; (c) the book value of such location, as set forth on the Companies' balance sheet; and (d) the volume of sales at such location for the year ended December 31, 2004. The Companies' failure to comply with the covenant contained in this paragraph shall constitute an Event of Default.

     This letter shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles.

     Except to the extent expressly set forth herein, no other waiver or amendment of any of the terms, provisions or conditions of the Financing Agreement is intended or implied and nothing herein shall constitute a waiver of any existing or future Defaults or Events of Default (whether or not the Agent or any Lender has knowledge thereof).

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     Please indicate your agreement with the foregoing by signing a copy of this letter and returning it to us. This letter shall become effective upon our receipt of a fully-executed copy hereof.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT

/s/Nick Malatestinic Nick Malatestinic Vice President and Team Leader

Agreed to by:
ROCK OF AGES CORPORATION
ROCK OF AGES KENTUCKY CEMETERIES, LLC
CAROLINA QUARRIES, INC.
AUTUMN ROSE QUARRIES, INC.
PENNSYLVANIA GRANITE CORP.
KEITH MONUMENT COMPANY LLC
ROCK OF AGES MEMORIALS, INC.
SIOUX FALLS MONUMENT CO.

By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

CHITTENDEN TRUST COMPANY

By:/s/ John W. Kingston Name: John W. Kingston Title: Vice President